Filed Pursuant to Rule 424(b)(5)
Registration No. 333-268745

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 21, 2022)

$8,970,000

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated December 21, 2022, filed with the Securities and Exchange Commission as a part of our registration statement on Form S-3 (File No. 333-268745), or the Prior Prospectus, relating to the offer and sale of up to $22,875,000 of shares of our common stock, $0.0001 par value per share, pursuant to the Sales Agreement dated as of December 9, 2022, or the Sales Agreement, we previously entered into with Guggenheim Securities, LLC, or Guggenheim Securities, acting as our agent. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus and any future amendments or supplements thereto.

Our common stock is traded on the Nasdaq Capital Market under the symbol “SRZN.” On March 28, 2023, the last reported sale price of our common stock was $0.5769 per share.

The aggregate market value of our outstanding common stock held by non-affiliates, or public float, was approximately $26.91 million, based on 20,339,832 shares of outstanding common stock held by non-affiliates, at a price of $1.3231 per share, which was the last reported sale price of our common stock on the Nasdaq Capital Market on February 13, 2023. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities registered on the registration statement of which this prospectus is a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million. As of the date hereof, we have not offered any securities pursuant to General Instruction I.B.6 of Form S-3 during the 12 calendar months prior to and including the date of this prospectus.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be in negotiated transactions or transactions that are deemed “at-the-market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act. Guggenheim Securities is not required to sell any specific amount of our common stock, but will act as our sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Guggenheim Securities and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to Guggenheim Securities for sales of common stock sold pursuant to the Sales Agreement will be an amount equal to up to 3.0% of the gross proceeds of any shares of common stock sold thereunder. See “Plan of Distribution” beginning on page 26 of the Prior Prospectus for additional information regarding the compensation to be paid to Guggenheim Securities. In connection with the sale of the common stock on our behalf, Guggenheim Securities will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Guggenheim Securities will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Guggenheim Securities with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PRIOR PROSPECTUS AND IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND IN OUR MOST RECENT QUARTERLY REPORTS ON FORM 10-Q, AND ANY AMENDMENTS THERETO, WHICH ARE INCORPORATED BY REFERENCE INTO THE PRIOR PROSPECTUS, AND UNDER SIMILAR HEADINGS IN THE OTHER DOCUMENTS THAT ARE FILED AFTER THE DATE HEREOF AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS SUPPLEMENT AND THE PRIOR PROSPECTUS FOR A DISCUSSION OF THE FACTORS YOU SHOULD CAREFULLY CONSIDER BEFORE DECIDING TO PURCHASE OUR COMMON STOCK..

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Guggenheim Securities

The date of this prospectus is March 31, 2023.